Exhibit 99.1

Synlogic Appoints Dr. Michael Burgess to its Board of Directors

CAMBRIDGE, Mass.—January 30, 2020—Synlogic, Inc., (Nasdaq: SYBX) a clinical stage company applying synthetic biology to beneficial microbes to develop novel, living medicines, today announced the appointment of Michael Burgess, M.B., Ch.B., Ph.D., president of research and development at Turnstone Biologics, to its board of directors.

“We are delighted to welcome Mike to our Board,” said Aoife Brennan, M.B, Ch.B., Synlogic’s president and chief executive officer. “As a physician scientist and expert in translational development, Mike has a long track record of success, including roles at Roche, Bristol-Myers Squibb, Lilly and more recently, Turnstone. We look forward to his engagement and input as we develop novel Synthetic Biotic medicines that have the potential to make a meaningful difference in the lives of patients.”

Dr. Mike Burgess is a recognized senior leader in the pharmaceutical industry with 20 years of drug research and development experience. He has served as President of Research and Development at Turnstone Biologics, a clinical stage viral immunotherapy cancer company, since 2017. Before joining Turnstone, Dr. Burgess worked at Bristol-Myers Squibb where he led strategy and execution of translational medicine, early-stage clinical trials and clinical pharmacology across all therapeutic areas. Prior to this, at Roche Pharmaceuticals, he held several senior leadership positions, including acting Global Head of Roche Pharma Research and Early Development (pRED) and Senior Vice President and Global Head of Oncology Research and Early Development. Before joining Roche, Dr. Burgess worked on early stage oncology clinical trials at Lilly and Company. He received his medical degree (M.B., Ch.B.) and a Ph.D. in molecular biology from the University of Bristol, U.K. and spent 10 years as a practicing physician in pediatrics and pediatric oncology.

“I am impressed by the progress that Synlogic has made in developing their promising new therapeutic platform,” stated Dr. Burgess. “I have had the privilege of leading the global development of a wide variety of medicines and look forward to the opportunity to work with the Synlogic team to help guide the development of new therapies to address unmet medical need across a broad range of indications.”

About Synlogic

Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer beneficial microbes to perform or deliver critical functions missing or damaged due to disease. When delivered orally, Synthetic Biotic medicines are designed to function in the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect, with the potential to significantly improve symptoms of disease for affected patients. The Company’s lead program in this area, SYNB1618, targets PKU. In addition, the Company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including inflammatory and immune disorders, and cancer. Synlogic’s first immuno-oncology program, SYNB1891, is in clinical development for the treatment of solid tumors and lymphoma. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, including statements regarding Synlogic’s plans and expectations for the development of SYNB1618 and SYNB1891. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: cancer, inborn errors of metabolism, and inflammatory and immune disorders; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; and the expected timing of Synlogic’s clinical trials and availability of clinical trial data. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical and clinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

MEDIA CONTACT:	INVESTOR CONTACT:
Caroline Rufo, Ph.D.	Elizabeth Wolffe, Ph.D.
MacDougall	Synlogic, Inc.
Phone: 781-235-3060	Phone: 617-207-5509
Email: crufo@macbiocom.com	Email: liz@synlogictx.com

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